EXHIBIT 3.4

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

FORZA X1, INC.

(Pursuant to Sections 242 of the General Corporation Law of the State of Delaware)

Forza X1, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That Article FOURTH of the Certificate of Incorporation is hereby amended to add the following paragraph immediately after the first paragraph of Article FOURTH:

“At the effective time of this Certificate of Amendment (the “Effective Time”), each issued and outstanding share of the Corporation’s Common Stock shall be divided into 1.076923077 validly issued, fully paid and non-assessable shares of Common Stock reflecting a 1.076923077 for one (1) stock split (the “Stock Split”). The Stock Split shall occur without any further action on the part of the corporation or the holders of shares of Common Stock and whether or not certificates representing such holders’ shares prior to the Stock Split are surrendered for cancellation.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Amendment to the Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 22nd day of July, 2022.

/s/ James Leffew
By:
James Leffew, Chief Executive Officer & President